UCL biomedica

Dr Christina Panaretou
Business Development Manager UCL
BioMedica PIc
The Network Building (2nd Floor) 97
Tottenham Court Road
London W IT 4TP
United Kingdom

Mike Chan	T: +44 (0)20 7679 9846
Technology Investigator	E: c.panaretou@uclbiomedica.ucl.ac.uk
US Biodefense Inc.	F; +44 (0)20 7679 9838
13674 Valley Blvd
City of Industry
CA 91746
U.S.A.

15th February 2005 Dear Mike,

RE: Option Agreement UCL- US Biodefense.

Please find enclosed two copies of the above Option Agreement - one copy is fully executed with both signatures. I have included another copy which requires Mr David Chin's signature - if you can return one fully executed copy for our records to the above address, I would be very grateful.

If you have any queries, please do not hesitate to contact me.

Yours Sincerely,

Christina Panaretou

UCLbiomedica

OPTION AGREEMENT

This Agreement, efective the 14th day of February, 2005 ("Effective Date") by and between US Biodefense hereinafer referred to as "OPTIONEE", a corporation having principal offices at 13674 Valley Blvd. City of Industry, CA 91746 and UCL

Biomedica PLC hereinafter referred to as "LICENSOR", a corporation having principal offces at C/o Finance Division, University College London, Gower Street, London WC lE 6BT. OPTIONEE and LICENSOR are also each referred individually as "Party" and collectively as "Parties".

RECITALS

WHEREAS, LICENSOR is a wholly owned subsidiary of University College London (hereinafter "UCL") and holds the ownership interests of patents and biological materials made by UCL's staff and administers licenses in a manner consistent with the Patent Policy of UCL; and

WHEREAS, LICENSOR has filed and holds title to European Patent Application No. 02743434.9, and US patent application 10/483,190 entitled "Liver cell progenitor and use for the treatment of liver disease" and related foreign applications (hereinafer "Applications"); and

WHEREAS, Dr Paul Dhillon, Dr Mark Lowdell, Dr Clare Selden and Dr Alberto Quaglia ("Inventors") are inventors of the Applications; and

WHEREAS, OPTIONEE has business interest in the commercial development and sale of products based on Applications and Patents; and

WHEREAS, LICENSOR has an interest in the commercial development and utilization of the inventions comprising Applications and Patents ("Technology") in the public interest and is willing to enter into this Agreement for those purposes; and

WHEREAS, the Parties wish to cooperate further on the evaluation and development of Inventions during which time OPTIONEE desires to retain an option to license Applications and Patents.

NOW THEREFORE, OPTIONEE and LICENSOR agree to the following:

AGREEMENT TERMS AND CONDITIONS

1	The effective period of this agreement is from Effective Date for a period of ninety (90) days (hereinafter "Option Period"). OPTIONEE may extend the Option Period for thirty (30) day periods beyond the original ninety (90) day period, provided that (a) it pays in advance an extension fee of £3,709.30 per thirty (30) day period; and (b) it is in compliance with the provisions of paragraph 5, and making progress towards consummating a license; and (c) it has paid outstanding invoiced patenting fees as required by paragraph 4 of this Agreement.

2.	During the Option Period, and contingent on LICENSOR's receipt of the payments described herein,, LICENSOR hereby grants OPTIONEE an exclusive option to negotiate a non-exclusive license to Applications and Patents and related know-how ("Optioned Applications and Patents") under the terms defined in Appendix A ("Option Rights").

3.	During the Option Period, LICENSOR shall not enter into a license to Optioned Applications and Patents with any third party or enter into any discussions, correspondence or any other form of communication, directly or indirectly, with third parties regarding the same.

4.	In consideration of its Option Rights, OPTIONEE agrees to pay LICENSOR £l3,245.53 (hereinafter "Option Fee) payable £5,298.21 upon signatory and £2,649.19 monthly. During the Option Period, LICENSOR shall bill OPTIONEE in an itemized LICENSOR invoice, and OPTIONEE shall pay such invoice within thirty (30) days of receipt. If OPTIONEE fails to reimburse LICENSOR for such expenses within thirty (30) days of receipt of invoice, this Agreement shall immediately terminate. LICENSOR shall reasonably consult with OPTIONEE regarding the fling and prosecution of Optioned Application(s) and shall provide OPTIONEE, upon request, with copies of all correspondence with government patent offices.

5.	During the Option Period, OPTIONEE and LICENSOR shall negotiate in good faith a license agreement. Such license agreement shall include the up front payments, royalties, minimum royalties, license maintenance fees, sublicensing income and patent cost reimbursement and also include the developmental milestones, milestone payments, and performance requirements.

6.	In the event that the Parties are unable to agree on the final terms of a license agreement during the Option Period after having attempted to negotiate in good faith, then, thereafer, LICENSOR shall be free to license Optioned Applications and Patents to any third party or parties of its choosing under terms and conditions of its choice without any obligation to OPTIONEE. Notwithstanding anything herein to the contrary, LICENSOR shall keep confidential and not discuss with any person, other than employees, directors, officers, attorneys, accountants and other representatives on a need-to-know basis, the existence and/or terms of this Option Agreement.

7.	During the Option Period, OPTIONEE may use Optioned Applications and Patents solely for the purposes of evaluation, and shall engage in no commercial use thereof, including the fling of patent application that result from or incorporate Technology.

8. During the Option Period, the OPTIONEE can contact the Inventors

("Consultation Period") for advice relating to methods for isolating liver stem cell progenitors as described in the Applications. The Consultation Period for each Inventor will be for a total of one (1) hour every thirty (30) days during the Option Period.

9.	The Parties each represent and warrant that they have the right to enter into this Agreement and no approvals or consents are required. The Parties each represent and warrant that the entering into of this Agreement will not violate or breach any other agreement or obligation, including without limitation, obligations to actual or potential commercial sponsors. LICENSOR warrants that it has the right to convey to OPTIONEE the rights granted under this Agreement and anticipated to be transferred under a license agreement, free and clear of any lien, license, or other encumbrance of any kind.

10.	LICENSOR makes no representation or warranty that filed Application(s) will result in issued patents.

1	1. LICENSOR represents and warrants that, to the best of its knowledge, the

Optioned Applications and Patents are subsisting and are not invalid or unenforceable in whole or in part.

12.	Except as specifically stated in paragraph 13 or otherwise herein, nothing herein shall be construed as granting by implication, estoppel, or otherwise any licenses or rights under any patents or other rights of other persons, other than Optioned Applications and Patents.

13.	LICENSOR is under no obligation to furnish any technology or technological information other than (1) that described and claimed in Application(s) and Patent(s) and (2) related know-how, improvements or enhancements thereof, which shall be made available as part of the intellectual property licensed under the License Agreement. Notwithstanding the foregoing, OPTIONEE shall have a right of first refusal to license related technologies on terms and conditions to be negotiated between the parties, but in no event less favorable than the terms and conditions relating to the Optioned Applications and Patents.

14.	LICENSOR does not make any representations, extend any warranties of any kind, express or implied, or assume any responsibility whatever concerning the manufacture, use, or sale, lease or other disposition by OPTIONEE or its vendees or transferees of products made using Optioned Applications and Patents.

15.	Except as expressly set forth in this Agreement, (1) LICENSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY

KIND, EITHER EXPRESS OR IMPLIED and (2) THERE ARE NO

EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

16. Notices and payments to LICENSOR shall be sent to:

Mr Simon Quitter UCL Biomedica PLC The Network Building

97 Tottenham Court Road, London W 1 T 4TP United Kingdom Notices to OPTIONEE shall be sent to: David Chin US Biodefense, Inc. 13674 Valley Blvd. City of Industry, CA 91746

17.	Payments are to be made in GBP Pounds sterling. The Optionee will pay all charges.

18.	This Agreement, including its Appendix, is the complete and exclusive agreement between the Parties regarding its subject matter and supersedes any prior oral or written communications or understandings between the Parties related to its subject matter. No modification, amendment or waiver may be accomplished to the terms of this Agreement without the written consent of both Parties.

AGREED by the Parties through their authorised signatories:

For and on behalf of

For and on behalf of

UCL Biomedica plc

US Biodefense, Inc.

Signed	Signed
C. A TARHAN	David Chin
Print Name	Print Name
Managing Director	CEO
Title	Title
16 FEB 2005	February 14, 2005
Date	Date

APPENDIX A
License Terms
The Parties	UCL Biomedica PLC ("Licensor") and US Biodefense, Inc.
("Company,)

Definitions	Applications and Patents	European Patent Application No. 02743434.9

US patent application. 10/483,190

Inventor(s): Dr Paul Dhillon, Dr Mark
Lowdell, Dr Clare Selden and Dr Alberto
Quaglia

Application Title:: Liver cell progenitor and use for
the treatment of liver disease

	Field of Use	Liver Stem Cell Biotechnology

	Territory	Worldwide
Non- Exclusive License

	Valid Claire	Valid Claim shall mean a claim of (i) an
issued Patent which has not been declared
invalid in a court of appropriate jurisdiction,
or (ii) a pending patent application which is
being diligently prosecuted by or on behalf of
licensor

	Product	Any product or service which incorporates,
utilizes, or is otherwise claimed by one or
more Valid Claims in Applications and
Patents

     Licensor grants Company an exclusive worldwide license, with the right License Grant to sublicense, to make, use, sell, lease or otherwise dispose of Product under Applications and Patents in the Territory.

Sublicensing	Sub-licensing
US Biodefense shall be entitled to grant sub-licences of its rights under this Agreement to any person, provided that
• the royalties and other consideration provided for in
the sub-licence shall be at an amount or rate which is
not less than the amount or rate provided for in this
Agreement;

  the sub-licence shall include obligations on the sub licensee which are equivalent to the obligations on US
  Biodefense under this Agreement;
  the sub-licence shall terminate automatically on the termination of this Agreement for any reason;

within 30 days of the grant of any sub-licence US

Biodefense shall provide to UCL a true copy of it; and

  US Biodefense shall be responsible for any breach of the sub-licence by the sub-licensee, as if the breach had been that of US Biodefense under this Agreement, and US
  Siodefense shall indemnify UCL and UCL
  Biomedica against any loss, damages, costs, claims or expenses which are awarded against or suffered by the UCL and UCL Biomedica as a result of any such breach by the sub-licensee
  50% of the Net Receipts of US Biodefense and its Affiliates from sub-licensees of the Patents/know-how
Retained	Licensor, on behalf of its inventors, reserves the right to practice and
Rights	permit other non-commercial entities to practice the Applications and
Patents for academic research and educational purposes only.

Consideration	Company will pay Licensor a license fee, milestone payments, minimum royalties, and royalties on Products sold, as further defined below.

License fee
To be negotiated during
O Lion Period
License maintenance fees
Until the first Commercial Sale of the first
	Product, Company will pay to Licensor each	To be negotiated during
	anniversary of the Effective Date the	Option Period
applicable license maintenance fee noted
in the table below:

1st Anniversa
2nd Anniversa
3rd Anniversa
	4th	Anniversary
5th Anniversa
each Anniversary thereafter until
minimum annual royalties commence

	Milestone Payments		To be negotiated during
Option Period

On or after completing phase I
On or after cOmPleting phase 11
On or after phase III clinical development
FDA Approvalo

	Royalties		To be negotiated during
Option Period

	Minimum Annual Royalty and		To be negotiated during
	Sublicense Fee Payments		Option Period
Payable commencing Year 2 after first
Commercial Sale
Year 2
Year 3
Year 4
Year 5 and thereafer

Minimum	Company will invest the following minimum amounts in R&D of the
Research	Applications and Patents:
To be negotiated during Option Period
Expenditures
Year I
Year 2
Year 3

Patent Costs	Upon exercise, Company will reimburse Licensor for all reasonable out-
of-pocket expenses for preparation, fling, prosecution and maintenance of all Applications and Patents incurred prior to the effective date of the
License Agreement. (past expenses = £40,000). After the effective date of the
License Agreement, the Company will be responsible for
preparation, filing, prosecution and maintenance of all Applications and
Patents and Licensor shall cooperate in such efforts.

Use of Name	Company shall not use the names, trademarks and logos of Licensor or any employee, student or faculty member of Licensor
without prior written approval from Licensor.